EXHIBIT 21
     Information relating to certain of the subsidiaries and affiliated trusts of TD Banknorth Inc. as of March 10, 2006 is set forth below. All of the equity interests in the indicated subsidiaries and the common securities in the affiliated trusts are directly or indirectly wholly-owned by TD Banknorth Inc., except as indicated below.
Direct Subsidiaries:

Name	Jurisdiction of Incorporation
TD Banknorth, NA	United States
Northgroup Captive Insurance, Inc.	Vermont
Peoples Heritage Capital Trust I	Delaware
Banknorth Capital Trust I	Delaware
Banknorth Capital Trust II	Delaware
Ipswich Statutory Trust I	Connecticut
CCBT Statutory Trust I	Connecticut
BFD Preferred Capital Trust I	New York
BFD Preferred Capital Trust II	Delaware
HUBCO Capital Trust I (1)	Delaware
HUBCO Capital Trust II (1)	Delaware
Hudson United Capital Trust I (1)	Delaware
Hudson United Capital Trust II (1)	Delaware
Hudson United Statutory Trust I (1)	Connecticut
Indirect Subsidiaries:

Name	Jurisdiction of Incorporation
Bancnorth Investment Planning Group, Inc. (2)(3)	Maine
TD Banknorth Leasing Corporation (2)	Maine
TD Banknorth Insurance Group (2)(4)	Maine
Northgroup Asset Management Company (2)(5)	Maine
Flatiron Credit Company, Inc. (1)	Delaware
United Cogen Fuel, LLC(1)	Delaware
United Gas Co., LLC(1)	New Jersey
UC Investments, Inc.(1)	New Jersey

(1)	Acquired in connection with the acquisition of Hudson United Bancorp on January 31, 2006.

(2)	Subsidiary of TD Banknorth, NA.

(3)	Holds, as a subsidiary, Banknorth Investment and Insurance Agency, Inc., a Massachusetts corporation.

(4)	Holds, as a subsidiary TD Banknorth Insurance Agency, Inc., a Maine corporation.

(5)	Owns 100% of the common securities of Northgroup Preferred Capital Corp., a Maine corporation which has qualified as a real estate investment trust under the Internal Revenue Code. TD Banknorth, NA owns 87% of the preferred securities of Northgroup Preferred Capital Corp.